Exhibit 99.1

Nkarta Reports First Quarter 2021 Financial Results and Business Progress

•	NKX019 IND received FDA clearance; NKX019 patient dosing expected to start in 2H 2021
•	Protocol amendment to ongoing NKX101 clinical trial adds a second multi-dosing regimen and a shorter waiting period between enrollment of patients
•	Initial data from NKX101 clinical trial expected by end of 2021
•	CRISPR Therapeutics collaboration supports early stage cell therapy pipeline with up to three joint programs and enables Nkarta to build gene edits into its own product pipeline
•	Cash and cash equivalents of $299.7 million as of March 31, 2021

SOUTH SAN FRANCISCO, Calif., May 13, 2021 -- Nkarta, Inc. (Nasdaq: NKTX), a biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the first quarter ended March 31, 2021.

“As Nkarta prepares NKX019, our second co-lead CAR NK program, to enter clinical trials later this year, we look forward to the evolution of broad proof of concept for our healthy donor derived engineered CAR NK product candidates as mono and combination therapies across multiple targets and indications,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “We expect to report initial clinical data from NKX101, our first co-lead program, by the end of 2021, with additional data announcements from both programs in 2022.”

Hastings continued, “As previously announced, we’re excited and proud to be working with CRISPR Therapeutics to enhance the potential of our NK cell therapy platform using their best in class genome engineering technology and expertise in allogeneic CAR T cell therapy. This collaboration brings together the complementary strengths of two leaders in cell therapy with the aim of accelerating our research and development efforts to advance important cell therapies that can be made broadly accessible to cancer patients.”

RECENT ACCOMPLISHMENTS AND FUTURE MILESTONES

NKX019

•	In April 2021, the U.S. Food & Drug Administration cleared the Investigational New Drug (IND) application for NKX019, a chimeric antigen receptor (CAR) NK cell therapy candidate engineered to target tumors expressing CD19, for the treatment of relapsed/refractory B cell malignancies. Nkarta expects patient dosing in a Phase 1 clinical trial of NKX019 to initiate in the second half of 2021.

NKX101

•

In April 2021, the FDA approved a protocol amendment to the clinical trial of NKX101 for patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS). The amendment includes an overall shorter waiting period between enrollment of patients, an additional two-dose regimen to increase patient convenience and to deliver more CAR NK cells earlier in each treatment cycle, and the earlier introduction of non haplo-related, off-the-shelf NKX101 in the ongoing dose finding cohort.

•

Nkarta aims to present initial clinical data from its ongoing clinical trial of NKX101 by year end 2021. In the Phase 1 study, patients receive multiple doses of NKX101 during a 28-day treatment cycle and are eligible to receive subsequent cycles of treatment upon evidence of tolerability and disease response.

Pipeline and Platform

•

In May 2021, Nkarta and CRISPR Therapeutics announced a research and development collaboration to co-develop and co-commercialize two chimeric antigen receptor (CAR) NK cell product candidates, one targeting CD70, and a product candidate combining NK and T cells (NK+T), each enhanced with genome engineering. The collaboration also gives Nkarta a license to CRISPR/Cas9 gene editing technology for use in its own engineered NK cell therapy products.

Manufacturing

•	Nkarta expects to manufacture NKX019 clinical supply for the Phase 1 clinical trial at its in-house cGMP clinical manufacturing facility located in South San Francisco, California.

•	Nkarta has started early planning for a commercial-scale cell therapy manufacturing facility in the United States.

FIRST QUARTER 2021 FINANCIAL HIGHLIGHTS

•	Cash and Cash Equivalents: As of March 31, 2021, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $299.7 million.

•

R&D Expenses: Research and development expenses were $13.5 million for the first quarter of 2021. Non-cash stock-based compensation expense included in R&D expense was $1.6 million for the first quarter of 2021.

•

G&A Expenses: General and administrative expenses were $5.9 million for the first quarter of 2021. Non-cash stock-based compensation expense included in G&A expense was $1.8 million for the first quarter of 2021.

•	Net Loss. Net loss was $19.4 million, or $0.59 per basic and diluted share, for the first quarter of 2021.

FINANCIAL GUIDANCE

•	Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-bound IL15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. A multi-center Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS) is currently enrolling. Additional information about the clinical trial is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with a CD19-directed chimeric antigen receptor (CAR) and a proprietary, membrane-bound form of interleukin 15 (IL-15). CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. Via its CAR, NKX019 targets and binds to CD19 and eliminates CD19-expressing cells via a robust immune response in preclinical studies. Preclinical models also demonstrate enhanced proliferation, persistence and activity of NK cells with the membrane-bound IL-15, an important cytokine for NK cell survival. Initiation of a Phase 1 clinical trial of NKX019 in patients with relapsed/refractory B cell malignancies in multiple centers in the United States and Australia is planned for the second half of 2021.

About Nkarta’s Platform and Natural Starting Materials

Nkarta’s engineering platform utilizes healthy adult donors as the source for NK cells. By enlisting this natural source of NK cells, Nkarta starts with bona fide NK cells endowed with inherent tumor-recognizing ability and potent cytotoxic function. Healthy donor-derived NK cells are also available in abundance, providing a large quantity of cells with which to begin the efficient two-week manufacturing process. Finally, healthy donor-derived adult cells consist of a diverse repertoire of NK cells, providing Nkarta with the potential to capitalize on the inherent diversity of the innate immune system in selecting donors or NK cell populations with optimal characteristics.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells. To enhance the inherent biological activity of NK cells, Nkarta genetically engineers the cells with a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK current cell therapy candidates are also engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Nkarta’s expectations regarding proof of concept of its CAR NK product candidates; the timing of the NKX019 trial initiation and patient dosing on its clinical trials; Nkarta’s plans regarding the reporting of clinical data; the expected benefits of Nkarta’s collaboration with

CRISPR; Nkarta’s ability to capitalize on the inherent diversity of the innate immune system; the ability of Nkarta’s technology to enhance the proliferation, persistence and anti-tumor activity of NK cells and enable off-the-shelf, point-of-care administration; the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; Nkarta’s ability to manufacture clinical supply of NKX019 in house; the proprietary nature of Nkarta’s technology; and Nkarta’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 25, 2021, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating expenses
Research and development	$13,539	$7,260
General and administrative	5,942	2,148
Total operating expenses	19,481	9,408
Loss from operations	(19,481)	(9,408)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	578
Interest income	110	124
Other income (expense), net	(2)	—
Total other income (expense), net	108	702
Net loss	$(19,373)	$(8,706)

Net loss per share, basic and diluted	$(0.59)	$(5.41)
Weighted average shares used to compute net loss per share, basic and diluted	32,739,610	1,609,184

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash, cash equivalents, restricted cash and short-term investments	$299,676	$315,326
Property and equipment, net	10,498	9,350
Operating lease right-of-use assets	11,873	8,505
Other assets	3,645	4,469
Total assets	$325,692	$337,650
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$7,277	$7,511
Operating lease liabilities	12,425	8,919
Total liabilities	19,702	16,430
Stockholders’ equity	305,990	321,220
Total liabilities and stockholders’ equity	$325,692	$337,650

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com